Exhibit 12


                      [Letterhead of Dorsey & Whitney LLP]



November 21, 1997


First American Investment Funds, Inc.
c/o SEI Corporation
Oaks, Pennsylvania 19456

Ladies and Gentlemen:

                  We have acted as counsel to First American Investment Funds, Inc. ("FAIF") in connection with the proposed acquisition of all of the assets and all of the liabilities of Asset Allocation Fund (the "Acquired Fund"), a separately managed series of FAIF, by Balanced Fund (the "Acquiring Fund"), a separately managed series of FAIF, pursuant to an Agreement and Plan of Reorganization dated as of September 1, 1997, by and between the Acquired Fund and the Acquiring Fund (the "Agreement").

                  You have asked for our opinion concerning certain federal income tax consequences of the exchange of Acquiring Fund Shares for the assets and liabilities of the Acquired Fund and the distribution of such shares to Acquired Fund Shareholders upon liquidation of the Acquired Fund, all pursuant to the Agreement (the "Reorganization"). In this regard we have examined (1) the Agreement, (2) the Registration Statement on Form N-14 (including, but not limited to, the Prospectus and Proxy Statement included therein) filed with the Securities and Exchange Commission on or about August 8, 1997, and such other documents and records as we consider necessary in order to render this opinion. Unless otherwise provided herein, capitalized terms used in this opinion shall have the same meaning as set forth in the Prospectus and Proxy Statement or the Agreement, as the case may be.

                  Pursuant to the Agreement, all of the assets and all of the liabilities of the Acquired Fund as of the Effective Time will be exchanged for that number of Acquiring Fund Shares equal to the value of the assets, net of liabilities, of the Acquired Fund at the Effective Time. All Acquiring Fund Shares then held by the Acquired Fund, representing all of the assets of the Acquired Fund, will be distributed to Acquired Fund Shareholders pursuant to the Agreement (which

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November 21, 1997
Page 2


includes the cancellation and retirement of all Acquired Fund Shares). In the distribution, each Acquired Fund Shareholder will receive Acquiring Fund Shares of the same class that he or she held in the Acquiring Fund, with a net asset value equal at the Effective Time to the net asset value of the shareholder's Acquired Fund Shares as of such time.

                  The acquisition of all of the assets and all of the liabilities of the Acquired Fund by the Acquiring Fund is being undertaken because the Board of Directors of FAIF has determined that the Reorganization will provide certain benefits to the Acquiring Fund and the Acquired Fund and is in the best interests of each fund and its respective shareholders. In approving the Reorganization, the Board considered, among other things, the following factors: (1) the advantages which may be realized by the Acquired Fund and the Acquiring Fund, consisting of a potentially reduced expense ratio before waivers, economies of scale resulting from fund growth, and facilitation of portfolio management. The Board noted in this regard that the Acquiring Fund, with its much larger asset base and resulting economies of scale, has a significantly lower expense ratio before fee waivers than does the smaller Acquired Fund, and it is expected that holders of the Acquired Fund will benefit from this lower expense ratio; (2) the terms and conditions of the Plan, including that (a) the exchange of Acquired Fund shares for Acquiring Fund shares will take place on a net asset value basis; (b) no sales charge will be incurred by Acquired Fund shareholders in connection with their acquisition of Acquiring Fund shares in the Reorganization; and (c) the condition to closing that the Adviser or an affiliate of the Adviser pay any unamortized organizational expenses on the books of the Acquired Fund; (3) the agreement of the Adviser to bear the costs associated with the Reorganization; (4) the fact that the advisory fee, Rule 12b-1 fees and sales charges would remain constant for Acquired Fund shareholders; (5) the Acquiring Fund's agreements that (a) the former holders of Acquired Fund Class B shares who receive Acquiring Fund Class B shares in the Reorganization would receive credit for the period during which they held such Acquired Fund Shares in applying the six-year step-down of the contingent deferred sales charges on Acquiring Fund Class B shares and in determining the date upon which such shares convert to Acquiring Fund Class A shares, and (b) in applying the 24-month 1% deferred sales charge on purchases of Class A shares with respect to which the front-end sales charge was waived, credit will be given for the period a former Acquired fund shareholder who is subject to such a deferred sales charge held his or her shares; and (6) the fact that in no event will the holders of Acquired Fund shares become subject to a less advantageous total expense "cap" as a result of the Reorganization.

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November 21, 1997
Page 3


                  Our opinion is based upon existing law and currently applicable Treasury Regulations, currently published administrative positions of the Internal Revenue Service contained in Revenue Rulings and Revenue Procedures and judicial decisions, all of which are subject to change prospectively and retroactively. It is not a guarantee of the current status of the law and should not be accepted as a guarantee that a court of law or an administrative agency will concur in the opinion.

                  Based on the Agreement, the other documents referred to herein, the facts and assumptions stated above, as well as representations made by FAIF in a Certificate dated as of November 21, 1997, representations made by U.S. Bank National Association in a Certificate dated as of November 21, 1997, the provisions of the Code and judicial and administrative interpretations as in existence on the date hereof, it is our opinion that the Reorganization will constitute a reorganization within the meaning of Section 368(a)(1)(C) of the Code, and that the Acquiring Fund and the Acquired Fund will each be a party to the reorganization within the meaning of Section 368(b) of the Code.

                  On the basis of the foregoing opinion that the Reorganization will constitute a reorganization within the meaning of Section 368 of the Code, it is further our opinion that:

                  (i) Acquired Fund shareholders will recognize no income, gain or loss upon receipt, pursuant to the Reorganization, of Acquiring Fund Shares. Acquired Fund shareholders subject to taxation will recognize income upon receipt of any net investment income or net capital gains of the Acquired Fund which are distributed by the Acquired Fund prior to the Effective Time;

                  (ii) the tax basis of Acquiring Fund Shares received by each Acquired Fund shareholder pursuant to the Reorganization will be equal to the tax basis of the Acquired Fund shares exchanged therefor;

                  (iii) the holding period of the Acquiring Fund shares received by each Acquired Fund shareholder pursuant to the Reorganization will include the period during which the Acquired Fund shareholder held the Acquired Fund shares exchanged therefor, provided that the Acquired Fund shares were held as a capital asset at the Effective Time;

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November 21, 1997
Page 4


                  (iv) the Acquired Fund will recognize no income, gain or loss by reason of the Reorganization;

                  (v) the Acquiring Fund will recognize no income, gain or loss by reason of the Reorganization;

                  (vi) the tax basis of the assets received by the Acquiring Fund pursuant to the Reorganization will be the same as the basis of those assets in the hands of the Acquired Fund as of the Effective Time;

                  (vii) the holding period of the assets received by the Acquiring Fund pursuant to the Reorganization will include the period during which such assets were held by the Acquired Fund; and

                  (viii) the Acquiring Fund will succeed to and take into account the earnings and profits, or deficit in earning and profits, of the Acquired Fund as of the Effective Time.

                  We consent to the filing of this opinion as an exhibit to the above-referenced Registration Statement on Form N-14 and to the reference to this firm under the caption "Information About the Reorganization -- Federal Income Tax Consequences" in the Prospectus/Proxy Statement included in Part A of said Registration Statement.

                                            Very truly yours,

                                            /s/ Dorsey & Whitney LLP